EX10.8

NON-STATUTORY STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into and effective as of	, 2019 (the “Date of Grant”), by and between Sleep Number Corporation (the “Company”) and (the “Grantee”).

Unless defined in this Agreement, capitalized terms used in this Agreement shall have the meanings established in the Sleep Number Corporation Amended and Restated 2010 Omnibus Incentive Plan (the “Plan”).

The Company has adopted the Plan, which authorizes the grant of Non-Statutory Stock Options to Non-Employee Directors serving on the Board of Directors of the Company (the “Board”). The Company desires to give the Grantee, a Non-Employee Director, a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Grantee Non-Statutory Stock Options pursuant to the Plan.

Accordingly, the parties agree as follows:

1.Terms of Grant of Options.

1.1Type of Option. The Company hereby grants to the Grantee Non-Statutory Stock Options in the quantity and at the price listed below, subject to the vesting provisions and other terms and conditions of this Agreement (the “Options”).

1.2Total Shares of Common Stock. The grant of Options gives the Grantee the right to purchase up to __________ shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

1.3	Exercise Price of Option. The exercise price of the Options is $_____ per share.

1.4Vesting Schedule. All Options granted under this Agreement will become exercisable, or “vest,” on the earlier of (i) the first anniversary of the Date of Grant or (ii) the next annual meeting of shareholders of the Company at which directors are elected (the “Vesting Period”) subject to the Grantee remaining in continuous service on the Board during the Vesting Period; provided, however, that such restrictions (the “Restrictions”) will lapse and terminate prior to end of the Vesting Period as set forth in Section 2 below (or as otherwise set forth in the Plan for any circumstance not contemplated by the terms of Section 2).

1.5Expiration of Options. The Grantee’s right to exercise the Options will terminate as to all unexercised Options at 5:00 p.m., Central Time, on , 2029 (the “Expiration Date”), subject to earlier termination as described below or in the Plan.

1.6Fractional Shares. The Grantee acknowledges that the Company will not issue or deliver fractional shares of Common Stock under this Agreement. All fractional shares will be rounded up to the nearest whole share.

2.Death, Disability, or other Termination of Service.  The vesting and termination provisions of the Options granted hereby will be impacted by the termination of the Grantee’s service on the Board, depending on the reason for termination of the Grantee’s service on the Board, as set forth below.

2.1Death or Disability.  In the event that the Grantee’s service on the Board is terminated due to the Grantee’s death or Disability prior to the end of the Vesting Period, the Restrictions applicable to the Options will immediately lapse and terminate, and the Options will become immediately exercisable in full and will remain exercisable for up to three (3) years, but not beyond the Expiration Date.

2.2Termination Due to Retirement or Resignation.  In the event that the Grantee’s service on the Board is terminated by reason of the Grantee’s retirement or resignation from the Board prior to the end of the Vesting Period and the Grantee has five (5) or more years of service on the Board prior to such retirement or resignation, then the Grantee will receive a pro rata portion of Options that vest, pursuant to this provision, based on the number of calendar days elapsed in the Vesting Period divided by the total number of calendar days in the Vesting Period (e.g., if retirement or resignation occurs 243 calendar days into a 365-day Vesting Period, then 243/365ths of the Options will be vested). The remaining unvested Options will immediately terminate and be forfeited without notice of any kind. Upon any voluntary retirement or resignation from the Board, regardless of the number of years of service, Options that are vested will remain exercisable for up to three (3) years after retirement, but not beyond the Expiration Date.

2.3Termination by the Company other than for Cause or Adverse Action.  If the Grantee’s service on the Board is terminated by the Company other than for Cause or Adverse Action, Options that have already vested pursuant to Section 1.4 as of the date of the Grantee’s termination of service on the Board will remain exercisable for up to three (3) months, but not beyond the Expiration Date, after the Grantee’s service on the Board ends. The Options that have not vested as of the date of the Grantee’s termination of service on the Board will immediately terminate and be forfeited without notice of any kind.

2.4Termination by the Company for Cause or Adverse Action.  If the Grantee’s service on the Board is terminated by the Company for Cause or Adverse Action, all of the Grantee’s rights under the Plan, this Agreement, and the Options granted hereby will immediately terminate and be forfeited without notice of any kind.

3.Notice.  The Company is not required to give the Grantee notice of the termination of the Grantee’s Options.

4.Exercise.

4.1Manner of Exercise. An Option may be exercised by the Grantee in whole or in part from time to time, subject to the conditions contained in this Agreement and the Plan. The Options may be exercised by delivery in person, by facsimile or electronic transmission, or through the mail of written notice of exercise to the Company at its principal executive office in Minneapolis, Minnesota (or to the Company’s designee, as may be established from time to time by the Company and communicated to the Grantee), and by paying in full the total exercise price for the shares of Common Stock underlying the Options.

4.2Payment of Exercise Price. The total purchase price of the shares of Common Stock to be purchased upon exercise of an Option will be paid in cash, including check, bank draft, or money order, unless otherwise determined by the Committee or as otherwise provided for in the Plan.

5.Rights of the Grantee.

5.1Limitations on Transfer.  Except pursuant to testamentary will or the laws of descent and distribution, or as otherwise permitted by the Plan, prior to the exercise or vesting of Options, Options issued under the Plan will not be assignable or transferable by the Grantee or subjected to any lien, during the lifetime of the Grantee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. The Grantee may, however, designate a beneficiary, as provided for in the Plan.

5.2Rights as a Shareholder.  The Grantee will have no rights as a shareholder until the Grantee becomes the holder of record of shares of Common Stock issued upon the Grantee’s exercise of the Options. As soon as reasonably possible after the satisfaction of any conditions to the effective issuance of shares of Common Stock in settlement of the Options, the shares will be issued by the Company.

5.3Shares Purchased.  Following the Grantee’s exercise of the Grantee’s rights to purchase shares of Common Stock under this Agreement, the shares of Common Stock purchased by the Grantee will be freely tradable, subject to the Company’s policies and the Securities and Exchange Commission (“SEC”) rules regarding insider trading. Members of the Board are required to comply with SEC Rule 144 and with the Company’s policies with respect to insider trading in connection with any sale of shares received upon the exercise of any stock options.

5.4Service.  Nothing in this Agreement will interfere with or limit in any way the right of the Company to terminate the service of the Grantee at any time, nor confer upon the Grantee any right to continue in his or her service on the Board in any particular position or rate of pay or for any particular period of time.

6.Taxes.

6.1Withholding Taxes.  The Company is entitled to (i) withhold and deduct from future wages of the Grantee (or from other amounts that may be due and owing to the Grantee from the Company), or make other arrangements for the collection of all amounts the Company determines are legally required to satisfy any federal, state, or local withholding tax requirements attributable to the exercise of the Options, or (ii) require the Grantee promptly to remit the amount of such withholding to the Company. In the event that the Company is unable to withhold such amounts, for whatever reason, the Grantee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state, or local law.

6.2Income Tax Implications.  There may be income tax consequences resulting from the exercise of the Options and/or sale of the shares of Common Stock received upon the exercise of the Options. The Grantee is urged to consult with his or her individual tax advisor regarding any tax consequences relating to these transactions. The Company accepts no responsibility for the income tax implications of the transactions resulting from this Agreement, except as set forth in Section 6.1.

7.Adjustments.  In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or divestiture (including a spin-off), or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to this Agreement.

8.Subject to Plan.  The Options granted pursuant to this Agreement have been granted under the Plan and, except as otherwise expressly provided in this Agreement, are subject to all of the terms and conditions of the Plan. In addition, the Grantee, by execution hereof, acknowledges having received a copy of the Plan, a copy of the Company’s most recent annual report, and a copy of the Company’s most recent proxy statement. The provisions of this Agreement will be interpreted as to be consistent with the Plan and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is not authorized under the Plan, the terms of the Plan will prevail.

9.Nature of Grant. By accepting the Options, the Grantee acknowledges, understands, and agrees that:

9.1The grant of Options under this Agreement is made voluntarily by the Company under the Plan, which is established by and subject to the discretion of the Committee, and the Grantee’s participation in the Plan is voluntary.

9.2The Options granted by this Agreement are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company.

9.3The future value of the Options or Common Stock underlying the Options is uncertain and cannot be predicted. If the underlying shares of Common Stock do not increase in value, the Option will have no value.

9.4Other than provided in the Plan or in this Agreement, the Options granted to the Grantee do not create any claim or entitlement to compensation or damages arising from forfeiture of the Options.

10.Miscellaneous.

10.1	Binding Effect. This Agreement will be binding upon the heirs, executors, administrators, and successors of the parties to this Agreement.
10.2

Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

10.3

Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and vesting of the Options and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the grant and vesting of the Options and the administration of the Plan.

10.4

Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

10.5Code Section 409A.  Payments of amounts under this Agreement are intended to be exempt from the requirements of Code section 409A, and this Agreement shall in all respects be administered and construed to give effect to such intent.

The parties hereto have executed this Agreement effective the day and year first above written.

SLEEP NUMBER CORPORATION

Shelly Ibach
President and CEO

By execution of this Agreement, theGRANTEE
Grantee acknowledges having received
a copy of the Plan, the Company’s annual
report, and the Company’s proxy statement.(Signature)

(Name and Address)

____________________________________